EXHIBIT 99.1

DK Sinopharma, Inc. is Honored as “A-class taxpayer” for the Third Time

XI’AN Shaanxi Province, China, December 20, 2010, DK Sinopharma, Inc. (OTCBB: DKSP) ("DK Sinopharma" or the "Company") was honored at a grand awards ceremony on December 8, 2010 for its designation as an “A-class taxpayer” in Shaanxi Provincial Tax Paying Credit Rating on September 30, 2010.

“We are very pleased to receive this honor again. It is the third time in a row that the Company has been rated as “A-class taxpayer”for two-year period from 2010 to 2011, the first time being for two-year period from 2006 to 2007 and the second time for two year period from 2008 to2009, by both Shaanxi State Taxation Bureau and Shaanxi Local Tax Bureau”, said Professor Dongke Zhao, the founder and CEO of DK Sinopharma, Inc. “Ever since the Company was founded, we have continued to improve the financial management system, pay taxes in good faith, and enhance awareness of paying taxes in accordance with the law, which not only has increased the credibility and reputation of our Company but also made great contributions to local economic and social development.”

“A-class taxpayer” is the recognition from tax authorities of the government to Companies for their contributions to the Shaanxi economy. The Shaanxi Provincial Tax Paying Credit Rating is assessed by both Shaanxi State Taxation Bureau and Local Tax Bureau every two years and the companies are usually classified into A, B, C, D levels related to their Credit standing, among which “A-class taxpayer” is the greatest honor. Those companies designated as “A class taxpayer” have been scored more than 95 of 100 in the assessment in accordance with the Provincial Tax Paying Credit Rating Standards..

Only about 900 enterprises received the honor as “A-class taxpayer” among hundreds of thousands of enterprises in Shaanxi Province, among which there are only 15 pharmaceutical companies. The honored enterprises will enjoy exemption from tax inspection for two years (2010-2011) along with other preferential policies.

For more information please see the government website:
http://www.sn-n-tax.gov.cn/new-qt/new-content.jsp?pagetype=TPP_CONTENT&wbnewsid=34029&tree=0

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures herbal extracts and 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. The Company focuses on providing remedies to a variety of ailments relating to respiratory, digestive, cardio-cerebral vascular, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition systems, among others. Yangling Dongke Maidisen Pharmaceutical Co. Ltd.'s manufacturing facilities are based in the City of Yangling in Shaanxi Province. Revenue was $20,018,100 and Net Income was $5,161,402 for the nine months ended September 30, 2010. Shareholders' Equity was $22,189,576 and Total Assets were $31,795,702 as at September 30, 2010. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President of Corporate Communications

86-29-8224-7500-8612
ir@dksinopharma.com